For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 954-1100

SKECHERS USA ANNOUNCES SECOND QUARTER AND
SIX MONTH 2008 REVENUES
— Record Second Quarter 2008 Net Sales of $354.6 Million;
— Record Six Month 2008 Net Sales of $739.5 Million

MANHATTAN BEACH, CA. – July 23, 2008 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the quarter ended June 30, 2008.

Net sales for the second quarter of 2008 were $354.6 million compared to $352.2 million in the second quarter of 2007. Net earnings for the quarter were $14.6 million versus net earnings of $14.9 million in the second quarter of 2007. Net earnings per diluted share were $0.31 on 46.8 million diluted shares outstanding versus diluted earnings per share of $0.32 on 46.8 million diluted shares outstanding for the second quarter of 2007.

“Our record second quarter revenues of $354 million are in line with our expectations and the guidance we gave a few months ago,” stated Fred Schneider, chief financial officer of SKECHERS. “We are especially pleased with our continued strong international sales, and believe that we will continue to see growth in key areas around the world. While we did not experience domestic wholesale growth in the quarter, SKECHERS wholesale sales in the U.S. were slightly better than anticipated which we feel is meaningful given the very soft retail environment. Our company-owned retail business has also been impacted by the weak domestic economy with sales essentially flat on an increased store base. Our profitability is also in line with our expectations, and our balance sheet remains extremely strong, allowing us to continue to execute our growth plans both domestically and internationally.”

For the six months ended June 30, 2008, net sales increased 6.1 percent to $739.5 million compared to net sales of $697.1 million in the first six months of 2007. Net earnings were $47.5 million, compared to net earnings of $38.8 million in the first six months of 2007. Net earnings per diluted share in the first six months of 2008 were $1.02 per share on 46.7 million diluted shares outstanding versus $0.84 per share on 46.8 million diluted shares outstanding for the same period last year.

Gross profit for the second quarter of 2008 was $157.2 million compared to $152.0 million in the second quarter of 2007. Gross margin was 44.3 percent for the second quarter of 2008 compared to 43.2 percent in the second quarter of 2007. Gross profit for the first six months of 2008 reached $329.4 million or 44.5 percent of net sales versus $301.1 million or 43.2 percent of net sales in the first six months of 2007.

Robert Greenberg, chief executive officer of SKECHERS, said: “At just 16 years old, we are young compared to many other global footwear companies, yet we are a top brand in both market share and awareness, and we are continuing to grow. In fact, a recent NPD poll tracked the top footwear brands by sales in 10 major categories, and SKECHERS appeared in 6 of these categories, more than any other brand, including the No. 1 position in Juniors’ Men, Juniors’ Women and Low Performance Footwear. This is an important indication of the strength of the SKECHERS brand in the United States. We believe consumers remain committed to a brand that delivers both style and comfort, and our accounts remain committed to a brand they know will deliver the right footwear at a good price and provide marketing support for their product. We are launching new print and television campaigns for our brands, including a multiple medium campaign featuring American Idol winner David Cook in SKECHERS and a new print and TV campaign featuring High School Musical star Vanessa Hudgens. We believe our fashionable and diverse product offering, which now includes the very fresh junior sneaker brands Punkrose for women and Public Royalty for men, resonates with consumers in markets around the world. Our goal is to continue to profitably grow our brand internationally as well as in the United States by continuing to create desirable brands sought after by consumers of all ages. We remain confident that there are still areas to penetrate in the United States, and the opportunities for growth internationally are numerous.”

“We are pleased with our sales in the second quarter and for the first six months of the year. Achieving record revenues and still growing when the U.S. retail sector is very soft is clearly not easy for any business,” stated David Weinberg, SKECHERS’ chief operating officer. “We believe our growth is due to the reputation of our brand, our diversified product offering, and our global business model.”

Weinberg continued: “While we are satisfied with our performance for the quarter, we are cautiously optimistic about the second half of the year. We believe the third quarter will be stronger than this past quarter, as discussed when we gave second quarter guidance a few months ago. This expectation is based on orders received during the second quarter, resulting in double digit backlogs internationally and mid-single digits domestically. In addition, we just completed several weeks of pre-lines and received very positive feedback from our key domestic and Canadian accounts, and our international business is growing in nearly every market across the globe. While we are cautious in our domestic plans given the U.S. economy, our key indicators give us confidence that we will be able to profitably grow our market share. We are continuing to further lay the foundation for our planned world-wide growth by enhancing our distribution capabilities, building our international business, and looking for new opportunities to grow domestically.”

The Company now expects net sales for the third quarter of 2008 to be in the range of $425 million to $440 million and net earnings per diluted share of $0.57 to $0.65.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, and across Europe, as well as through a joint venture in China. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of the Company, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, increases in labor or raw material costs, the occurrence of prolonged adverse weather conditions, a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs, production delays and/or transportation delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by our independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; changes in economic conditions that could affect the Company’s ability to open retail stores in new markets and/or the sales performance of the Company’s existing stores; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and in its quarterly report on Form 10-Q for the quarter ended March 31, 2008. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of the Company’s future performance.

***

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$145,622	$199,516
Short-term investments	—	104,500
Trade accounts receivable, net	232,853	167,406
Other receivables	9,063	10,520

Total receivables	241,916	177,926

Inventories	234,152	204,211
Prepaid expenses and other current assets	20,865	13,993
Deferred tax assets	8,594	8,594

Total current assets	651,149	708,740

Property and equipment, at cost less accumulated depreciation and amortization	126,932	98,400
Intangible assets, less applicable amortization	—	78
Deferred tax assets	15,977	13,983
Long-term investments	94,075	—
Other assets, at cost	23,271	6,776

TOTAL ASSETS	$911,404	$827,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current installments of long-term borrowings	$206	$437
Accounts payable	185,154	164,466
Accrued expenses	31,005	19,949

Total current liabilities	216,365	184,852

Long-term borrowings, excluding current installments	16,287	16,462
Minority interest	2,620	—
Stockholders’ equity	676,132	626,663

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$911,404	$827,977

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$354,574	$352,211	$739,496	$697,107
Cost of sales	197,381	200,183	410,131	396,040

Gross profit	157,193	152,028	329,365	301,067
Royalty income	230	1,193	1,070	2,394

	157,423	153,221	330,435	303,461

Operating expenses:
Selling	38,592	40,950	64,126	67,791
General and administrative	98,857	90,473	198,079	176,457

	137,449	131,423	262,205	244,248

Other income (expense):
Interest, net	488	1,286	1,941	2,133
Other, net	844	(147)	748	(169)

	1,332	1,139	2,689	1,964

Earnings before income taxes and minority interest	21,306	22,937	70,919	61,177
Income tax expense	7,045	7,989	23,814	22,329
Minority interest in loss of consolidated subsidiary	(380)	—	(380)	—

Net earnings	$14,641	$14,948	$47,485	$38,848

Net earnings per share:
Basic	$0.32	$0.33	$1.03	$0.87

Diluted	$0.31	$0.32	$1.02	$0.84

Weighted average shares:
Basic	46,000	45,576	45,941	44,777

Diluted	46,810	46,808	46,737	46,809